Exhibit 99.5
CITIZENS, INC. REPORTS FIRST QUARTER RESULTS
Austin, Texas — May 10, 2006 — Citizens, Inc. (NYSE: CIA) reported net income of $2.0 million or $0.04 per share for the quarter ended March 31, 2006, compared to net income of $2.4 million or $0.05 per share during the same period in 2005. An increase in filing of casualty claims related to Hurricanes Katrina and Rita coupled with increased casualty reinsurance costs amounted to more than $1.0 million during the first quarter of 2006 and caused the decrease in net income. The Company acquired Security Plan Life Insurance Company (Security Plan), a Louisiana life insurance company with significant marketing operations in Louisiana in October 2004. Security Plan owns a casualty insurer that provides dwelling and contents insurance in Louisiana.
Total revenues for the first three months of 2006 were $38.1 million compared to $34.3 million in 2005, an increase of 11.1%. Premiums for the first quarter of 2006 increased 10% to $30.2 million from $27.5 million in the first quarter of 2005. The 2006 increase is primarily attributable to increased first year issued and paid international life insurance premiums which grew 22.6% over the same period in 2005. The development of new markets in the Pacific Rim, particularly Taiwan, and the expansion of existing markets in Latin America are the primary contributors to this growth. Net investment income increased 2.7% during first quarter 2006 to $6.3 million compared to $6.1 million in first quarter 2005. Realized gains in 2006 were $1.1 million, compared to $69,000 in 2005, the gain resulting from the sale of certain zero coupon bonds acquired in the Security Plan transaction.
Death benefits decreased 7.6% from $6.3 million in first quarter 2005 to $5.8 million in first quarter 2006. Casualty claims increased more than 230% to $1.5 million in the first quarter of 2006 from $453,000 during the same time in 2005, the increase due to the late filing of new claims and mediation settlements of existing claims from Hurricanes Katrina and Rita.
Underwriting, acquisition and insurance expenses decreased 8.4% to $7.1 million in first quarter 2006 compared to $7.7 million in first quarter 2005, due to the economies of scale achieved since the 2004 acquisition of Security Plan.
Assets at March 31, 2006 totaled $670.9 million, compared to $661.9 million at December 31, 2005. Stockholders’ equity at March 31, 2006 was $132.0 million compared to $137.0 million at December 31, 2005. Unrealized losses on the Company’s bond portfolio, net of tax, as the result of higher interest rates, offset the income earned during the period.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $5.32 on May 9, 2006.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2004 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
	2006	2005
Revenues
Premium income	$30,243,110	27,496,908
Net investment income	6,269,713	6,106,012
Realized gains	1,053,055	69,127
Decrease in fair value of options and warrants	190,222	434,406
Other income	351,949	207,761

Total revenues	38,108,049	34,314,214

Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	7,106,110	4,856,277
Policyholders’ dividends	1,022,280	870,168
Claims and surrenders	13,997,727	12,369,442

Total insurance benefits paid or provided	22,126,117	18,095,887

Commissions	8,796,529	7,046,446
Other underwriting, acquisition and insurance expenses	7,073,562	7,719,718
Capitalization of deferred policy acquisition costs	(6,325,783)	(5,021,085)
Amortization of deferred policy acquisition costs	2,621,978	1,971,100
Amortization of cost of customer relationships acquired and other intangibles	757,695	1,149,926

Total benefits and expenses	35,050,098	30,961,992

Income before Federal income tax	3,057,951	3,352,222
Federal income tax expense	1,009,169	992,736

Net income	$2,048,782	2,359,486

Net income applicable to common stock	$1,542,894	1,864,726

INCOME PER SHARE
Basic and diluted earnings
per share of common stock	$0.04	$0.05

Weighted average shares outstanding	41,168,238	41,055,811

BALANCE SHEETS

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
Total assets	$670,909,135	661,888,811	660,414,879	648,699,840	680,725,559
Total invested assets	492,028,241	484,811,023	473,122,665	462,623,378	462,766,647
Stockholders’ equity	131,972,934	136,963,090	137,012,163	141,234,652	134,405,978